STOCK PURCHASE AGREEMENT
                             BETWEEN
                     MAGNA INTERNATIONAL INC.
                              AND
                       IMO INDUSTRIES INC.
                     _______________________


                  Dated as of January 30, 1998


                   	STOCK PURCHASE AGREEMENT




		STOCK PURCHASE AGREEMENT, dated as of January 30, 1998 (the "Agreement"), between MAGNA INTERNATIONAL INC., a corporation existing under the laws of the Province of Ontario (the "Purchas-er"), and IMO INDUSTRIES INC., a Delaware corporation (the "Sell-er").

	W I T N E S S E T H:

		WHEREAS, the Seller owns an aggregate of 1,199,957 shares of the capital stock, Lit. 10,000 (10,000 Italian Lire) par value per share ((the "Existing Shares") and together with any additional shares of such capital stock owned by the Seller or its designee on the Closing Date, the "Shares"), of ROLTRA-MORSE S.p.A., a company organized and existing under the laws of Italy, registered in the Commercial Register of the Court of Isernia under Reference No. 2261 and registered with the Chamber of Commerce of Isernia under Reference No. 25773 (the "Company"); and

		WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and

		WHEREAS, certain terms used in this Agreement are defined in Section 10.1 hereof;

		NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

	ARTICLE I
	SALE AND PURCHASE OF SHARES

		I.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Existing Shares and the Bartoli's Shares.

	ARTICLE II
	PURCHASE PRICE AND PAYMENT

		II.1 Purchase Price. The purchase price for the Shares shall be the amount of $50.6 million U.S. dollars (the "Purchase
Price"), subject to any adjustment required by Article II.

		II.2 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Baker & McKenzie located at Piazza Meda, 3, Milan, Italy on February 27,
1998, or on such other date as the Seller and the Purchaser may agree. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

		II.3 Payment of Purchase Price; Closing. On the Closing Date, the Purchaser shall pay the full amount of the Purchase Price (as adjusted in accordance with Article II) to such accounts as may be specified by the Seller to the Purchaser not later than the third business day prior to the Closing Date by wire transfer of immediately available funds. At Closing, the Seller shall duly endorse and notarize in favor of the Purchaser and shall deliver to the Purchaser or its designee the share certificates representing all the Existing Shares and the Bartoli's Shares, free and clear of any Liens, as well as the shareholders' book of the Company.

		II.4 Net Equity Adjustment to Purchase Price. The Purchase Price payable pursuant to Section 2.1 is based upon the estimate that the Total Net Equity to be reflected on the Closing Date Financial Statement is 51,758 million (Lit.). The Purchase Price shall be increased or decreased on a dollar for dollar (based on the $US/Italian Lira exchange rate as of the Closing Date) basis on the Closing Date by the amount, if any, by which Total Net Equity reflected on the Estimated Closing Date Financial Statement is more or less, as the case may be, than 51,758 million (Lit.).

		II.5 Debt Adjustment to Purchase Price. The Purchase Price payable pursuant to Section 2.1 is based upon the assumption that the Roltra Group Debt is fully discharged prior to the Closing.
 The Purchase Price shall be decreased on a dollar for dollar (based on the $US/Italian Lira exchange rate as of the Closing Date) basis on the Closing Date by the amount, if any, by which Roltra Group
Debt is not discharged (together with any repayment costs in respect of such undischarged Roltra Group Debt not otherwise booked in the normal course of business).

		II.6 Delivery of Financial Statements. The Seller shall prepare and deliver, or cause to be prepared and delivered, to the Purchaser the Estimated Closing Date Financial Statement three business days prior to the Closing Date. As soon as reasonably practical after the Closing Date and in any event not later than 45 days thereafter, the Seller shall prepare and deliver, or cause to be prepared and delivered, to the Purchaser the Closing Date Financial Statement. The Purchaser shall cooperate fully with the Seller in the preparation of the Closing Date Financial Statement.

		II.7  Payment of Adjustment Amount.  Subject to Sections
2.8 and 2.9, within 30 days after delivery by the Seller to the Pur-chaser of the Closing Date Financial Statement, the Seller shall pay the Purchaser or the Purchaser shall pay the Seller, as the case may be, the difference between (i) the Total Net Equity based on the Closing Date Financial Statement and (ii) the Total Net Equity based on the Estimated Closing Date Financial Statement (such difference herein referred to as the "Adjustment Amount"), plus any such further adjustment as may be necessary in respect of Roltra Group
Debt, in immediately available funds.

		II.8  Objection to Closing Statement.

		(a) Delivery of Objection Notice. In the event that the Seller or Purchaser (the "Objecting Party") objects in good faith to any significant aspect of the Closing Date Financial Statement, the Objecting Party shall so advise the other party (the "Recipient") by delivery to the Recipient of a written notice (the "Objection Notice") within 30 days after the delivery to the Object-ing Party of the Closing Date Financial Statement.

		The Objection Notice shall set out the reasons details of the calculation of such amount.

		(b) Agreement of Parties. In the event that the parties agree on a resolution of the dispute set out in the Objection Notice, the parties shall confirm this resolution in writing and shall thereafter be bound by such resolution.

		(c) Arbitration. In the event that the parties are unable to settle any dispute with respect to the Closing Date Financial Settlement within 30 days after the delivery by the Objecting Party to the Recipient of the Objection Notice, the dispute shall forthwith and, in any event, within 60 days after the delivery by the Objecting Party to the Recipient of the Objection Notice, be referred to arbitration by a single arbitrator, if the parties can agree upon one arbitrator, or otherwise by three arbi-trators, of whom one shall be appointed by the Purchaser and one shall be appointed by the Seller and the third shall be chosen by the first two named arbitrators. In the event that either party does not appoint its arbitrator within the permitted period, the party that did not appoint its arbitrator shall have an arbitrator appointed on its behalf by the other party. The arbitration and the appointment of the arbitrator shall, except to the extent provided for in this Section, be conducted in New York in accordance with the International Arbitration Rules of the American Arbitration Association. The Purchaser and the Seller shall cooperate in com-pleting any arbitration as expeditiously as possible and the arbitrators may hire such experts as may appear to be appropriate. If a single arbitrator is used, all of the costs and expenses of the arbitration shall be borne equally by the parties or in such other manner as the arbitrator may determine to be appropriate in light of the resolution of the dispute. If three arbitrators are used the costs and expenses of the third arbitrator and of any experts engaged by such arbitrator shall be borne equally by the parties and each Party shall pay the costs and expenses of the arbitrator appointed by it. Arbitration under this Section shall be in substitution for and precludes the bringing of any action in any court in connection with any objection made by the Objecting Party pursuant to this Section.

		(d) Determination of Arbitrator. The determination of the arbitrator(s) shall be made within 30 days after the date on which the dispute was referred to him, her or them, as the case may be, and the determination of the arbitrator(s) shall be final and binding on all parties. The Closing Date Financial Statement and the Purchase Price shall be adjusted in accordance with the determi-nation of the arbitrator(s).

		(e) Payment in Accordance with Determination. Within five days after resolution, by agreement of the parties, of the dispute which was the subject of the Objection Notice or, failing such resolution, within five days after the final determination of the arbitration, the Seller or the Purchaser, as the case may be, shall pay by wire transfer, certified cheque or bank draft the amount by which the Purchase Price is to be adjusted as a result of such resolution or final determination.

		II.9 Interest. Any Adjustment Amount or other adjustments to the Purchase Price payable under Sections 2.7 or 2.8 shall be paid together with interest thereon calculated monthly from the Closing Date to the date of payment, at the rate per annum equal to the rate quoted by the Bank of Nova Scotia on the Closing Date as the reference rate of interest it uses for determining interest rates on United States dollar commercial loans in Canada and designated as such bank's U.S. dollar prime rate.

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES OF THE SELLER

		Except as otherwise set forth in the Schedules hereto, the Seller hereby represents and warrants to the Purchaser that:

		III.1  Organization.

		Each of the Company and the Seller is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation as set forth above. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Neither the nature of its business nor the location or character of the property owned or leased by the Company requires it to be registered, licensed or otherwise qualified as a foreign corporation in any jurisdiction other than in those jurisdictions where it is currently duly registered, licensed or otherwise qualified for such purpose and other than jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Mate-rial Adverse Effect on the Company. Seller has made available to Purchaser complete and correct copies of the articles of associa-tion, by-laws and other comparable charter or organizational docu-ments of the Company and each Subsidiary. The minute books and, where applicable, the books of the statutory auditors, of the Compa-ny and each Subsidiary made available to the Purchaser include com-plete and accurate minutes in all material respects of all meetings of the directors or shareholders of the Company and each Subsidiary, as applicable, held within the last 12 months or resolutions passed by the directors or shareholders, on consent or pending, within the last 12 months. To the Seller's Knowledge, the minute books of the Company and each Subsidiary are complete and accurate in all material respects. The share certificate book, register of share-holders, register of transfers and register of directors of the Company and each Subsidiary are complete and accurate in all material respects. There are no pending applications with the relevant commercial registers. Where necessary, all such reso-lutions which have to be registered at the relevant commercial registers (or equivalent registers) were so registered.

		III.2  Authorization of Agreement; No Seller Conflicts.

		(a) The Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Seller has all requisite corporate power and authority to own the Shares. The exe-cution, delivery and performance by the Seller of this Agreement has been duly authorized by all necessary corporate action on behalf of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execu-tion and delivery by the Purchaser, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in ef-fect, affecting creditors' rights and remedies and to general principles of equity.

		(b) The execution and delivery by the Seller of this Agreement does not and the consummation of the transaction contem-plated hereby, and the compliance by the Seller with the provisions hereof will not:

		(i)	conflict with or result in the breach of,
any provision of the certificate of incorporation or by-laws of the Seller;

		(ii)	conflict with, violate or result in the
breach or termination of or constitute a default under any Material Contract or obligation to which the Seller, the Company or any Subsidiary is a Party; or

		(iii)	violate any applicable Law or Order by
which the Seller is bound,

other than, in the case of clauses (ii) and (iii), any such conflicts, violations or defaults that individually or in the aggregate would not (x) impair in any material respect the ability of the Seller to perform its obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

		(c) Except as set forth on Schedule 3.2(c) hereto, no permit or declaration or filing with, or notification to, any Governmental Body is required on the part of the Seller, the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the compliance by the Seller with any of the provisions hereof.

		(d) Except as set forth on Schedule 3.2(d) hereto, the execution and delivery by the Seller of this Agreement and the consummation of the transaction contemplated hereby, and the compliance by the Seller with the provisions hereof, will not give any party to any Contract set forth in Schedule 3.11 hereto the right to terminate any such Contract or trigger an obligation on the part of the Seller or the Company to dispose of its interest in the Company or any Subsidiary or joint venture or any material asset of the Company or any Subsidiary.

		III.3  Capitalization; Ownership and Transfer of Shares.

		(a) The authorized, issued and outstanding capital stock of the Company consists of 1,200,000 ordinary shares, Lit. 10,000 par value per share, all of which are voting shares. On the date hereof, the Seller owns an aggregate of 1,199,957 shares of the capital stock of the Company and Mr. Corrado Bartoli owns an aggregate of 43 shares of the capital stock of the Company ("Bartoli's Shares"). All of the issued and outstanding shares of capital stock were duly authorized for issuance and are validly issued, fully paid, non-assessable and free of any pre-emptive rights in respect thereof.

		(b) The Seller is the record owner of, and has good and valid title to, the Existing Shares free and clear of any and all Liens, except as set forth in Schedule 3.3(b) hereto. At the Closing, the Seller will be the record owner of, and have good and valid title to, the Shares free and clear of any and all Liens. At the Closing, the delivery of the Shares will convey to the Purchaser good and valid title to the Shares, free and clear of any and all Liens.

		(c) Except as set forth on Schedule 3.3(c) hereto, there is no existing option, warrant, call, right, commitment or other agreement of any character to which the Seller or the Company is a party requiring, and there are no securities of the Company outstanding or agreed to be issued which, upon conversion or ex-change, would require the issuance, sale or transfer of any addi-tional shares of capital stock or other equity interests or securi-ties of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Neither the Seller nor the Company is a party to any shareholders agreement, voting trust or other voting agreement with respect to any of the shares of capital stock or, except as set forth on Schedule 3.3(c) hereto, to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.

		III.4  Subsidiaries and Equity Investments.

		(a) Schedule 3.4(a) hereto sets forth the name of each Subsidiary and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its capital stock or other equity interests duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Schedule 3.4(b) hereto also sets forth the name of each Person (other than a Subsidiary) of which the Company holds, directly or indirectly, any capital stock or equity security, together with the amount of capital stock or equity security so owned and the name of each other record owner thereof.
The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests shown as being owned by Company are owned by it free and clear of any and all Liens, except as set forth in Schedules 3.4(a) and (b) hereto. There is no existing option, warrant, call, right, commitment or agreement of any character to which any Subsidiary or the Company is a party re-quiring, and there are no convertible securities of any Subsidiary outstanding or agreed to be issued which, upon conversion or exchange, would require, the issuance, sale or transfer of any addi-tional shares of capital stock or other equity interests or securities of any Subsidiary or other securities convertible into shares of capital stock or other equity interests or securities of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of any Subsidiary. Each Subsidiary is a duly organized and validly existing corporation or other entity under the laws of the jurisdiction of its organization.
 Each Subsidiary has all requisite corporate power and authority to own its properties and carry on its business as presently conducted.
 Except, as set forth in Schedule 3.4(a) hereto, neither the Seller nor the Company nor any Subsidiary is a party to any shareholders agreement, voting trust or any other voting agreement with respect to any of the shares of capital stock or other equity interest or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of any Subsidiary.

		(b) Except as disclosed in Schedule 3.4(b), neither the Company nor any Subsidiary is a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking, and neither the Company nor any Subsidiary has any other investment interests in any business owned or controlled by any third party which are material to the Company or any Subsidiary.

		III.5  No Company Conflicts; Consents of Third Parties.

		(a) Except as set forth in Schedule 3.5(a) hereto, the execution and delivery by the Seller of this Agreement, the consummation of the transaction contemplated hereby, and the compliance by the Seller with the provisions hereof will not (i) conflict with, or result in the breach of, any provision of the articles of incorporation or comparable organizational documents of the Company or any Subsidiary, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under, any Material Contract or obligation to which the Company or any Subsidiary is a party or by which the assets of the Company or any Subsidiary may be bound, (iii) violate any applicable Law or Order by which the Company or any Subsidiary is bound, or (iv) result in the creation of any Lien upon the properties or assets of the Company or any Subsidiary; except, in the case of clauses (ii),
(iii) and (iv), for such violations, breaches or defaults as would, individually or in the aggregate, have no Material Adverse Effect.

		(b) Except as set forth in Schedule 3.5(b) hereto, no Permit from or declaration or filing with, or notification to, any Governmental Body is, to the Seller's Knowledge, required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the compliance by the Seller with any of the provisions hereof or thereof.

		III.6 Financial Statements. The Seller has delivered to the Purchaser copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 1994, 1995 and 1996 and the related audited consolidated statements of profit and loss and of cash flows for the years then ended, in each case presented in Italian Lire (collectively, the "Italian Audited Financials"), and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at October 31, 1997 and the re-lated consolidated statements of profit and loss and cash flows for the ten-month period then ended, in each case presented in Italian Lire (the "Italian Interim Financials"). The Italian Audited Financials were prepared in accordance with applicable provisions of Italian Law and generally accepted accounting standards in Italy, consistently applied, and fairly present the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the periods then ended. The Italian Interim Financials fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the period then ended and have been prepared to the extent practicable, consistent with the past policies and practices of the Seller used in the preparation of its Italian Audited Financials, except that the Italian Interim Financials are unaudited, contain no footnotes and are subject to normal year-end adjustments. There are no material unreflected loss contingencies or contingent liabilities that are not accrued or disclosed in the Italian Audited Financials that were required to be accrued or disclosed pursuant to applicable provisions of Italian Law or generally accepted accounting standards in Italy. The unaudited consolidated balance sheet of the Company and the Subsidiaries as at October 31, 1997 is referred to herein as the "Balance Sheet" and October 31, 1997 is referred to herein as the "Balance Sheet Date".

		III.7  Absence of Certain Developments.

		(a) Except as expressly contemplated by this Agreement or as set forth in Schedule 3.7(a) hereto, since the Balance Sheet
Date:

			(i)	there has not been any declaration, setting
aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Subsidiary resulting in a payment or distribution to a Person other than the Company or a Subsidiary;

			(ii)	other than for normal payments and increases
in the ordinary course of business, consistent with past practice, neither the Company nor any Subsidiary has granted any material increase in the compensation, commissions or bonus opportunities payable to any directors, officers, employees, consultants or agents;

			(iii)	there has not been any change by the
Company or any Subsidiary in accounting or tax reporting principles, methods or policies;

			(iv) 	neither the Company nor any Subsidiary has
conducted its business other than in the ordinary course of business, consistent with past practice;

			(v)	neither the Company nor any Subsidiary has
mortgaged, pledged or subjected to any other Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, trans-ferred, conveyed, leased or otherwise disposed of in the ordinary course of business, consistent with past practice;

			(vi) neither the Company nor any Subsidiary has instituted, settled or been named as a defendant in any material
Legal Proceeding;

			(vii) neither the Company nor any Subsidiary has, except in the ordinary course of business, consistent with past practice, incurred any indebtedness for borrowed money, modified the terms of any indebtedness for borrowed money existing at the Balance Sheet Date, or issued any guarantee or otherwise become liable for the indebtedness for borrowed money of any other Person;

			(viii) neither the Company nor any Subsidiary has issued or sold any warrants, bonds, debentures or other securities of the Company or any Subsidiary or issued, granted or delivered any right, option or other commitment for the issuance of any such securities or reduced or increased the stated capital of any class of shares; and

			(ix) neither the Company nor any Subsidiary has authorized, agreed or otherwise become committed to do any of the foregoing.

		(b) Except as expressly contemplated by this Agreement or as set forth in Schedule 3.7(b) hereto, since December 31, 1997
(if Italian audited financials are available for such period on the Closing Date) or August 31, 1997 (if such Italian audited financials are not available on the Closing Date) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change.

		(c) Except as set forth in Schedule 3.7(c) hereto, to the Seller's Knowledge, since January 1, 1997, there has not been any Material Adverse Change and, since August 31, 1997, there has not been any Material Adverse Effect.

		III.8  Taxes.

		(a) Except as set forth in Schedule 3.8 hereto, (A) all material Tax Returns required to be filed by or on behalf of the Company or any Subsidiary have been timely filed with the appropriate taxing or social security authorities in all juris-dictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and, to the Seller's Knowledge, all such Tax Returns were properly prepared, true, complete and correct in all material respects; (B) all amounts shown on such Tax Returns (including interest and penalties) as due from the Company or any Subsidiary have been fully and timely paid; and (C) neither the Company nor any Subsidiary has executed or filed with any taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limita-tion), and no power of attorney with respect to any Tax Matter is currently in force.

		(b) Each of the Company and any Subsidiary has duly and timely paid all material Taxes, including all installments on account of Taxes for the current year, that are due and payable by it and the Company or the relevant Subsidiary has established reserves that are reflected on the Balance Sheet (and that will be reflected in the Closing Date Financial Statement) that are adequate for the payment by the Company and all Subsidiaries of all Taxes that are not yet due and payable (and that will not be due and payable by the Closing Date) and that relate to periods ending on or prior to the Closing Date.

		(c) There are no suits, actions, proceedings, investigations, challenges, disputes, audits or claims now pending or, to the Seller's Knowledge, threatened, against the Company or any Subsidiary in respect of any Taxes and there are no matters under discussion, audit or appeal with any taxing or other Govern-mental Body relating to Taxes which, if decided against the Company or any Subsidiary, would have a Material Adverse Effect.

		III.9  Real Property.

		(a) Schedule 3.9(a) hereto sets forth a complete list of (i) all real property owned by the Company or any Subsidiary (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property leased by the Company or any Subsidiary as lessee or lessor (each such lease being, individu-ally, a "Real Property Lease" and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a "Company Property"). The Company and the Subsidiaries have good and marketable title to all Owned Property, free and clear of all Liens of any nature whatsoever except (A)
Liens set forth in Schedule 3.9(a) hereto and (B) Permitted
Encumbrances.

		(b) Except as set forth in Schedule 3.9(b) hereto, the Company Properties constitute all interests in real property currently owned, occupied, used or leased in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of the business of the Company and the Subsidiaries as the business is currently conducted. All buildings, fixtures and improvements owned or leased by the Company or a Subsidiary, which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole, are in good operating condition and repair (subject to normal wear and tear).

		(c) The Company and its Subsidiaries have a valid leasehold interest under each of the Real Property Leases. Except as set forth in Schedule 3.9(c) hereto, each of the Company and its Subsidiaries has complied in all material respects with the terms of all Real Property Leases to which it is a party and under which it is in occupancy, and all Real Property Leases are in full force and effect.

		(d) Except as set forth in Schedule 3.9(d), all of the material assets of the Company and each Subsidiary are located on a Company Property.

		(e) The Company has such rights of entry and exit to and from each Company Property as are reasonably necessary to carry on its business upon the Company Property substantially in the manner in which such business is currently carried on.

		(f) To the Seller's Knowledge, no expropriation or similar proceeding is pending or threatened against any Company
Property.

		(g) There are no matters affecting the right, title and interest of the Company or any Subsidiary in and to the Company
Property which would have a Material Adverse Effect on the ability of the Company or any Subsidiary to carry on its business upon the Company Property substantially in the manner in which it is currently being carried on upon the Company Property.

		III.10  Intellectual Property.

		(a) Schedule 3.10 sets forth a list of all registered trademarks and service marks, industrial designs, registered copyrights, patents and patent applications owned by or validly licensed to the Company or a Subsidiary which are material to the business of the Company and its Subsidiaries taken as a whole (the "Intellectual Property"). Schedule 3.10 also sets forth, for each such patent, the number of the patent, the inventors, the title and issue date and the country in which such patent has been issued, licenses issued in respect of such patents, and for each trademark, the trademark class of goods covered and the trademark registration date for each country in which a trademark has been registered. The Company and its Subsidiaries have acted in a commercially responsible manner and with due care in regard to the maintenance and protection of the Intellectual Property.

		(b) Except as disclosed in Schedule 3.10, the Company or the applicable Subsidiary has the sole and exclusive right to use and is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property (with no breaks in the chain of title). The Intellectual Property which is not owned by the Company or a Subsidiary is being used by the Company or such Subsidiary only with the consent of or license from the rightful owner thereof and all such licenses are in full force and effect.

		(c) Except as disclosed in Schedule 3.10, to the Seller's Knowledge, there is no claim of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property nor of any pending or threatened suit, proceedings, claim, demand, action or investigation of any nature or kind against the Company or any Subsidiary relating to the Intellectual Property.

		(d) Except as disclosed in Schedule 3.10, to the Seller's Knowledge, neither the Company nor any Subsidiary, any activity in which the Company or any Subsidiary is engaged or any product which the Company or any Subsidiary manufactures, uses or sells or any process, method, packaging, advertising, or material that the Company or any Subsidiary employs in the manufacture, marketing or sale of any such product, or the use of any of the Intellectual Property breaches, violates infringes or interferes with any significant intellectual property rights of any third party or requires significant payment for the use of any patent, trade-name, trade secret, trademark, copyright or other intellectual property right or technology of another.

		III.11 Material Contracts. Schedule 3.11 hereto sets forth all Contracts (other than Real Property Leases listed in Schedule 3.9(a) and licenses with respect to Intellectual Property listed in Schedule 3.10) to which the Company or any Subsidiary is a party or by which it is bound which is a: (i) financing or security agreement (including factoring or installment sale agreements); (ii) agreement with the Seller or any Affiliate of the Seller or any current officer or director of the Company or any Subsidiary; (iii) agreement which involves the expenditure or receipt of more than $250,000 in the aggregate or $75,000 annually or requires performance by any party more than one year from the date hereof;
(iv) lease pertaining to personal property providing for monthly rental payments in excess of $75,000 per annum; or (v) Contract which contains any exclusivity or non-competition clauses or lan-guage having a substantially similar effect (collectively, the "Material Contracts"). There have been made available to the Pur-chaser true and complete copies of all the Material Contracts.
Except as provided in the Material Contracts, neither the Company nor any Subsidiary is a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of the Company or such Subsidiary to compete in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of the Company or such Sub-sidiary to compete in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of the Company or such Subsidiary or the continued operation of its business after the Closing on substantially the same basis as its business is presently carried on. Except as set forth in Schedule 3.11 hereto, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of the Company and/or one or more of the Subsidiaries, enforceable against them in accordance with their respective terms and all payments due under the Material Contracts have been duly and punctually paid. Except as set forth on Schedule
3.11 hereto, neither the Company or any Subsidiary is in default in any material respect under any Material Contract nor, to the Seller's Knowledge, is any other party to any Material Contract in default thereunder in any material respect.

		III.12  Employee Benefits.

		(a) Other than contributions to mandatory statutory plans, the Company or any Subsidiary does not contribute and is not obligated to contribute to any pension plan or other employee bene-fit arrangements. All contributions required to be made by the Company or any Subsidiary to a mandatory statutory plan have been paid or fully accrued on the Balance Sheet.

		(b) Neither the Company nor any Subsidiary is a party, either directly or by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union.

		(c) To the Seller's Knowledge, there are no outstanding labor tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for employees or dependent contractors of the Company or any of the Subsidiaries, and there have not been any such proceedings within the last two years.

		(d) Other than national industrial actions not specifi-cally directed against the Company or any of its Subsidiaries or as disclosed on Schedule 3.12(d) hereto, there are, and since January
1, 1997, there have been, no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other material labor disputes pending or, to the Seller's Knowledge, threatened against or involving the employees of the Company or of any of its Subsidiaries.

		(e) Schedule 3.12(e) provides for the complete list of all agents who/which render services in favor of Company or any of the Subsidiaries (the "Agents"). All of the agency agreements pertaining to the Agents are in full force and effect. The Company or any of the Subsidiaries has duly paid all the contributions due to the relevant agencies as well as any other amount due to the Agents. None of the Company or any of the Subsidiaries is a party to any agency agreement except as indicated under Schedule 3.12(e).

		(f) Any and all consulting agreements entered into between the Company or the Subsidiaries and any of its consultants, advisors and accountants comply with all applicable laws.

		III.13 Litigation. Schedule 3.13 hereto lists each Legal Proceeding or investigation or claim asserted and pending against the Company or any Subsidiary, other than those which would, individually or in the aggregate, not have a Material Adverse Effect. Except as set forth in Schedule 3.13, there is no Legal Proceeding or investigation or claim asserted or pending against the Company which would: (i) enjoin, restrict or prohibit the transfer of all or any part of the Shares as contemplated by this Agreement; or (ii) prevent the Seller from fulfilling all of its obligations set forth in this Agreement or arising from this Agreement. Neither the Company nor any Subsidiary is subject to any Order other than those which would not, individually or in the aggregate, have a Material Adverse Effect.

		III.14 Compliance with Laws; Permits. The Company and each Subsidiary is in compliance with all Laws applicable to it or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each Subsidiary has all Permits which are required for the Company or such Subsidiary to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse
Effect and all such Permits are in full force and effect.

		III.15  Environmental Matters.

		(a) The Seller has made available to the Purchaser all written environmental audits, studies, reports, analyses, and results of investigations in its possession that have been performed by or on behalf of the Company since January 1, 1994 with respect to any currently owned property of the Company or any Subsidiary.

		(b) Except as disclosed in Schedule 3.15, all operations of the Company and each Subsidiary conducted on Company Property and the Company Property itself while occupied by the Company or a Subsidiary, as applicable, and, to the Seller's Knowledge, while occupied by any predecessors in title, have been and are now, in compliance in all material respects with all Environmental Laws.

		(c) None of the Company or any Subsidiary has been prosecuted for or convicted of any offence under Environmental Laws, nor has the Company or any Subsidiary been found liable in any proceeding to pay any material fine or judgment to any person as a result of any release or threatened release of any hazardous substance into the environment or the breach of any Environmental Law and, to the Seller's Knowledge, there is no basis for any such proceedings.

		III.16 Insurance. Schedule 3.16 hereto sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Company or any Subsidiary or any of their respective employees, properties or assets, including policies of life, disability, fire, theft, workers compensation, employee fi-delity and other casualty and liability insurance. All such policies are in full force and effect and, neither the Company nor any Subsidiary is in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

		III.17  Related Party Transactions.

		(a) Except as set forth in Schedule 3.17(a) hereto, neither the Seller nor any of its Affiliates has outstanding any indebtedness for borrowed money to the Company or any Subsidiary.

		(b) Except as set forth in Schedule 3.17(b) hereto, neither the Company nor any Subsidiary has outstanding any obligation to, indebtedness for borrowed money or guarantees from the Seller or any of its Affiliates or any shareholders, employees, officers or directors of any of the foregoing.

		III.18 Banks. Schedule 3.18 hereto contains a complete and correct list of the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Schedule 3.18 hereto, no Person holds a power of attorney to act on behalf of the Company or any Subsidiary regarding any banking transactions.

		III.19 Financial Advisors. With the exception of Schroder & Co. Inc. which has been retained by the Seller as its fi-nancial advisor, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Sellers, the Company or any Subsidiary in such manner as to give rise to any valid claim against the Purchaser or its Affiliates, the Company or any Subsidiary for any broker's or finder's fee or similar compen-sation in connection with the transaction contemplated hereby.

		III.20 Absence of Guarantees. Neither the Company nor any Subsidiary has given or agreed to give, or is a party to or bound by, any guarantee or indemnity in respect of indebtedness, or other obligations, of any Person (other than the Company or any Subsidiary), or any other commitment by which the Company or any Subsidiary is, or is contingently, responsible for such indebtedness or other obligations.

		III.21  Warranty.

		(a) Except for a condition or warranty implied by law or contained in its standard terms of sale or otherwise given in the ordinary course of business, neither the Company nor any Subsidiary has given, within the last 12 months, a condition or warranty or in-demnity or made, within the last 12 months, a representation in re-spect of goods or services supplied or agreed to be supplied by it to an original equipment manufacturer or other customer, or accepted an obligation which could give rise to a contractual liability after the goods or services have been supplied by it.

		(b) Neither the Company nor any Subsidiary has, since January 1, 1997, recalled, or intends to recall, any goods manufactured or supplied by such Company or Subsidiary, as the case may be, to a customer, and to the Seller's Knowledge, there are no facts which exist that may result in any recall or proposed recall.

		(c) Neither the Company nor any Subsidiary has received within the last 12 months any written notification of any claim, or any oral notification of any material claim (in each case whether actual or contingent, pending or threatened), by a customer in any jurisdiction in respect of any goods manufactured or supplied by the Company or any Subsidiary to such customer thereof alleging that such goods are defective or fail to comply in any material respect with their terms of sale (except to the extent that either (i) such claims are covered by a valid and binding product liability insurance maintained by the Company or such Subsidiary, and to the extent the Purchaser can enjoy the benefit of such product liability insurance in respect of any such claim or (ii) such claim was not material and has been resolved to the reasonable satisfaction of the customer (both as to substance and promptness)).

		III.22 Government Grants. Schedule 3.22 contains a complete list of all contracts or agreements relating to grants or other forms of assistance including, without limitation, loans with interest at below market rates, received by the Company from any government, governmental department, agency, commission, board, bureau or instrumentality, domestic or foreign. This Agreement and the consummation of the transactions contemplate by this Agreement will have no impact on any of the aforesaid governmental grants, governmental subsidies or governmental loans.

		III.23 Directors and Officers. Schedule 3.23 sets forth a true and complete list of the names and titles of all of the directors and officers of the Company and each Subsidiary, and of all personnel employed or engaged by the Company or any Subsidiary whose annual rate of remuneration exceeds US$100,000.

		III.24  Negotiation Expenses.  Except as set forth in
Schedule 3.24, on or before the Closing Date, none of the Company or any Subsidiary shall have paid or incurred any liability to pay any expenses relating to the negotiation, completion or implementation of this Agreement, including the fees and disbursements of counsel to the Seller.

		III.25 Schedules. To the Seller's Knowledge, the schedules and exhibits attached hereto are true and correct in all material respects.

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

		The Purchaser hereby represents and warrants to the Seller that:

		IV.1 Organization and Good Standing. The Purchaser is a corporation, validly existing and in good standing under the laws of the jurisdiction of its organization.

		IV.2 Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement has been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by each other party thereto), constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

		IV.3  Conflicts; Consents of Third Parties.

		(a) The execution and delivery by the Purchaser of this Agreement, the consummation of the transaction contemplated hereby and the compliance by the Purchaser with the provisions hereof will not (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, by-laws or other constitutional documents of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any material contract to which the Purchaser is a party or (iii) violate any Law or Order by which the Purchaser is bound.

		(b) Except as set forth in Schedule 4.3(b) hereto, no Permit or declaration or filing with, or notification to, any Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the compliance by the Purchaser with any of the provisions hereof.

		IV.4 Litigation. There are no Legal Proceedings pend-ing or, to the Purchaser's Knowledge, threatened that are reasonably likely to prohibit the Purchaser from consummating or to restrain the ability of the Purchaser to consummate the transactions contem-plated hereby.

		IV.5 Investment Intention. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section
2(11) of the Securities Act of 1933, as amended (the "Securities
Act") thereof. The Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

		IV.6 Financial Advisors. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Seller or any of its Affiliates for any broker's or finder's fee or similar compensation in connection with the transac-tions contemplated hereby.

	ARTICLE V
	COVENANTS

		V.1 Access to Information. Prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and the Subsidiaries and such examination of the books, records and financial condition of the Company and the Subsidiaries as the Purchaser reasonably requests and to make extracts and copies of such books and records, to the extent permit-ted by applicable law. Any such investigation and examination shall be conducted during regular business hours and under reasonable cir-cumstances, and the Seller shall cooperate, and shall cause the Company and the Subsidiaries to cooperate fully therein. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and the Subsidiaries, the Seller shall use reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and the Subsidiaries to cooperate fully with the Purchaser in connection with such review, examination and investigation. All information obtained through such access shall remain subject to the terms of the Confidentiality Agreement.

		V.2  Conduct of the Business Pending the Closing.

		(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, through the Closing Date the Seller shall cause the Company and the Subsidiaries to conduct the respective businesses of the Company and the Subsidiaries in the ordinary course, consistent with past practice; provided, however, that the Seller shall (i) discharge, in whole or in part, any loans by the Seller or its Affiliates to the Company or its Subsidiaries and (ii) terminate any keep well letters and similar instruments from the Seller and its Affiliates in favour of the Company or its Affiliates.

		(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, through the Closing Date the Seller shall cause the Company and the Subsidiaries not to:

		(i)	other than as set forth on Schedule 5.2(b)
hereto with respect to permitted dividends by the Company, declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any of their outstanding shares of capital stock, other securities or other ownership interests;

		(ii)	transfer, issue, sell or dispose of any
shares of capital stock or other securities or material assets of the Company or any of the Subsidiaries or grant any option, call or other right to purchase or otherwise acquire shares of the capital stock or other securities or material assets of the Company or any Sub-sidiary;

		(iii)	amend their respective certificates of in-
corporation or by-laws or similar constitutional docu-ments; or

		(iv)	agree to do anything prohibited by this
Section 5.2 or anything which would make any of the rep-resentations and warranties of the Seller in this Agree-ment untrue or incorrect as of any time through and in-cluding the Closing Date.

		V.3 Approvals and Consents; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions con-templated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Body and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, including any antimonopoly or similar Government Body in any jurisdiction where the Company or its Subsidiaries carries on business (including Poland), (ii) the ob-taining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceed-ings, whether judicial or administrative, investigating or challeng-ing this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Govern-mental Body vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. If, prior to the Closing Date, either party is informed by any Governmental Body that the transactions contemplated by this Agreement are, in whole or in part, in violation of any applicable law, rule or regulation, then the parties agree to negotiate in good faith a resolution of the issue.

		V.4 Bartoli's Shares. The Seller shall cause Bartoli's Shares to be transferred to the Seller or its designee on or before the Closing Date.

		V.5 No Solicitation. The Seller will not, and will not cause or permit the Company or any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly (i) negotiate, under-take, authorize, propose or enter into, any transaction involving a business combination, purchase or disposition of any significant amount of the assets of or capital stock or other equity interest in the Company or any Subsidiary other than as contemplated by this Agreement (any such other transaction being "Acquisition Transac-tion"), (ii) solicit or initiate negotiations or submissions of pro-posals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished any information in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with any effort or attempt by any Person to do or seek any of the foregoing. The Seller will inform the Purchaser following the receipt by the Seller, the Company or any of the Representatives of any proposal or inquiry in respect of any Acquisition Transaction.

		V.6 Preservation of Records. The Seller and the Pur-chaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company and the Subsidiaries for a period of two (2) years from the Closing Date (or such longer period as may be required by any Governmental Body or Legal Proceeding or applicable Law) and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claim by or Legal Proceeding involving or governmental investigation of the Seller or the Purchaser or any of their respective Affiliates or in order to enable the Seller or the Purchaser to comply with its obligations under this Agreement. In the event the Seller or the Purchaser wishes to destroy such records after the applicable record retention period, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

		V.7 Publicity. Neither the Seller nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transaction contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed; provided, however, that if, in the sole judgement of the disclosing party, disclosure is required by applicable Law or by the rules of any stock exchange on which the Purchaser, if it is the disclosing party, or the Sell-er, if it is the disclosing party, lists securities, the party intending to make such disclosure may make the required disclosure so long as it shall use reasonable efforts to consult with the other party with respect to the text thereof.

		V.8 Use of Names. No interest in or right to use the name "IMO", "Roltra-Morse" or "Morse", any name containing "Morse" or any variant of the foregoing (collectively, the "Morse Logos") is being transferred hereunder. The Purchaser agrees that it will, as promptly as practicable but in any event within nine months following the Closing Date, cease to use the "Morse Logos" and remove or obliterate all such logos from all signs, purchase orders, invoices, sales orders, packaging stock, labels, letterheads, shipping documents and other materials used by it. Notwithstanding anything herein to the contrary, the Purchaser may continue to use existing supplies or marketing materials until such supplies are exhausted. The Purchaser will use its best efforts to not misap-propriate, misrepresent or otherwise infringe, abuse or diminish the value of said names. For the avoidance of doubt, nothing in this
Section 5.8 shall limit or restrict the Purchaser's interest in or right to use the name "Roltra" after the Closing Date.

		V.9 Audited Financial Statements. Each of the Purchaser and the Seller shall use their reasonable efforts to have the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 1997 and the related audited consolidated statements of profit and loss and of cash flows for the year then ended, presented in Italian Lire, prepared by the Auditor prior to the Closing Date.

		V.10 Financial Statements of the Seller. Prior to the Closing Date, the Seller shall provide to the Purchaser the most recent audited consolidated financial statements of the Seller and, for a period of two years from the Closing Date, shall provide annual and quarterly consolidated financial statements of the Seller as promptly as possible after such statements have been prepared by the Seller.


	ARTICLE VI
	INDEMNIFICATION

		VI.1  Indemnification by the Seller.

		(a) The Seller shall indemnify and fully defend, save and hold the Purchaser harmless for any claims, losses, damages, liabilities, costs, expenses, amounts paid in settlement and reasonable attorneys' fees and disbursements (a "Loss") suffered by the Purchaser as a result or arising out of any material inaccuracy in any representation of the Seller or the breach of any warranty or covenant of the Seller made in this Agreement; provided, however, that the Seller shall have no obligation to make any payment under this Section 6.1 except to the extent that the aggregate amount of the Losses hereunder exceed $1,000,000.

		(b) Notwithstanding Section 6.1(a), except as otherwise provided in this Section 6.1(b), in the event that there is a final ruling, decision or award in the Kiekert Arbitration in favor of Kiekert that requires, in whole or in part, the Company or any Subsidiary to pay Kiekert royalties in connection with the prod-uction, manufacture or distribution of latches (an "Adverse Ruling") during any period up to and including the Closing Date (the "Pre-Closing Period") and during any periods commencing after the Closing Date (the "Post-Closing Period"), then the Seller shall indemnify the Purchaser for only 90% of the amount of any such royalties attributable to the Pre-Closing Period that are actually paid by the Purchaser to Kiekert. In the event of an Adverse Ruling, the Seller shall have the right to require the Purchaser to appeal such ruling and the Seller shall have the right, but not the obligation, to par-ticipate at its own expense in such appeal and shall in any event cooperate with and assist the Purchaser to the extent reasonably possible. Notwithstanding anything to the contrary in this Section 6.1(b) or contained in the Adverse Ruling, in the event of an Ad-verse Ruling, the Purchaser and the Seller agree that any amounts payable under this Section 6.1(b) shall be fairly apportioned between the Pre-Closing and the Post-Closing Periods based on a methodology to be agreed to by the Purchaser and the Seller within 30 days of the Adverse Ruling. In the event that the Purchaser and the Seller cannot agree on such a methodology within such period, the parties agree to settle the dispute in the manner set out in
Section 2.8. The Purchaser agrees not to settle or compromise the Kiekert Arbitration without the written consent of the Seller, which consent shall not be unreasonably withheld or delayed after such time as the Purchaser and the Seller have reached agreement on such apportionment.

		(c) In no event shall the payments required of the Seller under Section 6.1(a) exceed twenty-five percent (25%) of the Purchase Price in the aggregate.

		VI.2 Procedures for Indemnification by the Seller. If the Purchaser asserts that the Seller has become obligated to the Purchaser pursuant to Section 6.1(a), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Seller may become obligated to the Purchaser hereunder, the Purchaser shall give prompt written notice to the Seller specifying in reasonable detail the facts upon which the Purchaser's claim is based. The Seller will have the right, at any time and at its election, to assume the defense of such suit, action, investigation, claim or proceeding. If the Seller assumes such defense, the Seller shall, with the prior consent of the Purchaser, have the right to make any commercially reasonable compromise or settlement thereof. The Purchaser shall have the right, but not the obligation, to participate at its own expense in the defense of any suit, action, investigation, claim or proceeding, the defense of which the Seller shall have assumed and shall in any event cooperate with and assist the Seller to the extent reasonably possible. If the Seller elects not to assume the defense of any such suit, action, investigation, claim or proceeding, the Purchaser shall have the obligation to do so at the Seller's expense, shall conduct the defense in a commercially reasonable manner and shall, with the prior consent of the Seller, have the right to make any commercially reasonable compromise or settlement thereof.

		VI.3 Sole and Exclusive Remedy. Except for the Purchase Price adjustment provided in Article II, Article VI sets forth the sole and exclusive remedy available to the Purchaser for any Losses suffered by the Purchaser, the Company or a Subsidiary as a result or arising out of any material inaccuracy in any repre-sentation of the Seller or the breach of any warranty or covenant of the Seller made in this Agreement and with respect to the Kiekert Arbitration.

	ARTICLE VII
	CONDITIONS TO CLOSING

		VII.1 Conditions Precedent to Obligations of Purchaser. The obligation of the Purchaser to consummate the transaction contemplated by this Agreement is subject to the fulfillment on the Closing Date of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

		(a) all representations and warranties of the Seller contained herein shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date, and the Purchaser shall have re-ceived a certificate of the Seller to such effect;

		(b) the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the Purchaser shall have received a certificate of the Seller to such effect;

		(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transaction contem-plated hereby;

		(d) all material consents, the granting of which is required for the consummation of the transactions contemplated hereby and the absence of which would cause a Material Adverse Effect, shall have been obtained, other than any governmental consents or approvals required by any regulatory, antimonopoly or similar authority (including in Italy and Poland);

		(e) the Purchaser shall have received the written resignations of the statutory auditor and each director and supervisory board member of the Company and the Subsidiaries other than those individuals who the Purchaser has identified to the Seller not later than 15 days prior to the Closing Date, effective as of the Closing Date; the Ordinary Shareholders' Meeting of the Company and of each of the Subsidiaries shall have completed all corporate formalities in order to appoint the new Board of Directors and the new Board of Auditors of the Company and any of the Subsidiaries, as designated by the Purchaser, effective as of the Closing Date;

		(f) the Purchaser shall have received an opinion of counsel to the Seller dated the Closing Date that addresses, among other matters, authorization, execution, enforceability, capitaliza-tion, and governmental consents and approvals required by the Seller;

		(g) Messrs. Rizzi and Beica shall have agreed, as of the Closing Date, to continue their current employment with the Company on terms that are reasonably satisfactory to the Purchaser;

		(h) except as may be agreed by the Purchaser acting reasonably and excluding the intercompany debt discharged pursuant to Section 5.2(a) and any Roltra Group Debt discharged by the Seller prior to Closing in its sole discretion, as of the Closing, all other consolidated assets and liabilities of the Company and the Subsidiaries set out in the Disclosed Balance Sheet remaining substantially unchanged, except for changes incurred in the ordinary course of the business of the Company and the Subsidiaries prior to Closing consistent with the historical business practices of the Company and the Subsidiaries;


		(i) the Seller shall have provided the Purchaser a letter of credit, in a form reasonably satisfactory to the Purchas-er, which guarantees the financial obligations of the Seller arising under Articles II or VI of this Agreement in the event that the Seller becomes insolvent or is otherwise unable to satisfy any such financial obligations to the Purchaser. Such letter of credit shall be for a duration of 24 months from the Closing Date in an amount equal to (i) for the period commencing from the Closing Date until 12 months from the Closing Date, 15% of the Purchase Price and (ii) for the period commencing 12 months from the Closing Date until 24 months from the Closing Date, 7.5% of the Purchase Price; provided, however, that the amount of such letter of credit shall not be reduced to an amount less than the amount of any claim outstanding made by the Purchaser against the Seller and the duration of the letter of credit shall be extended until such claim is settled by the parties;

		(j) any amendment to the schedules to this Agreement as contemplated by Section 10.7 shall not include any materially adverse development.

		VII.2 Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transaction contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

		(a) all representations and warranties of the Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date, and the Seller shall have received a certificate of the Purchaser to such effect;

		(b) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date and the Seller shall have received a certificate of the Purchaser to such effect;

		(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated hereby; and

		(d) all material consents, the granting of which is required for the consummation of the transaction contemplated hereby, shall have been obtained.
	ARTICLE VIII
	DOCUMENTS TO BE DELIVERED

		VIII.1 Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

		(a) the endorsed share certificates representing the Shares, and the Bartoli's Shares, free and clear from any Liens, duly recording the transfer in favor of the Purchaser, together with the shareholders' book of the Company;

		(b) copies of all corporate resolutions or appropriate corporate powers of the Seller approving the entering into of this Agreement and the completion of all transactions contemplated hereunder;

		(c) all shareholders' books and all share certificates of the Subsidiaries;

		(d)  the certificates referred to in Section 7.1(a) and
(b) hereof;

		(e)  copies of all consents referred to in Section
7.1(e) hereof;

		(f) written resignations of each of the directors and statutory auditors of the Company, referred to in Section 7.1(d) hereof;

		(g)  letter of credit referred to in Section 7.1(h);

		(h)  an opinion of counsel to the Seller referred to in
Section 7.1(e); and

		(i) such other documents as the Purchaser shall reasonably request.

		VIII.2 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the following:

		(a) confirmation of a successful wire transfer to the account designated by the Seller;

		(b)  the certificates referred to in Section 7.2(a) and
(b) hereof; and

		(c) such other documents as the Seller shall reasonably request.

	ARTICLE IX
	TERMINATION

		IX.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

		(a) At the election of the Seller or the Purchaser on or after March 31, 1998, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach of any of its obligations or its representa-tions or warranties in this Agreement;

		(b) by mutual written consent of the Seller and the Purchaser; or

		(c) by the Seller or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated hereby, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence), unless Seller is advised by legal counsel that such appeal has no reasonable probability of success.

		IX.2 Procedure Upon Termination. In the event of termination by the Purchaser or the Seller, or both, pursuant to
Section 9.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of the other party relating to the transaction contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

		IX.3 Effect of Termination. In the event that this Agreement is terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser or the Seller; provided, however, that the obligations of the parties set forth in Sections
10.2 and 10.4 hereof shall survive any such termination and shall be enforceable hereunder; and provided further, that nothing in this
Section 9.3 shall relieve the Purchaser or the Seller of any lia-bility for a breach of any of its obligations under, or its representations or warranties made in, this Agreement.
	ARTICLE X
	MISCELLANEOUS

		X.1  Certain Definitions.

	For purposes of this Agreement, the following terms have the meanings specified in this Section 10.1:

	"Adverse Ruling" shall have the meaning ascribed to such term in Section 6.1(b) hereof.

	"Affiliate" means, with respect to any Person, any other
Person controlling, controlled by or under common control with such Person.

	"Auditor" means Ernst & Young LLP.

	"Balance Sheet" shall have the meaning ascribed to such term in Section 3.6 hereof.

	"Balance Sheet Date" shall have the meaning ascribed to such term in Section 3.6 hereof.

	"Claims" means any claim, demand, action, cause of action, damage, loss, costs, liability or expense, including, without limitation, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

	"Closing Date" shall have the meaning ascribed to such term in
Section 2.2 hereof.

	"Closing Date Financial Statement" means the statement of consolidated assets and consolidated liabilities of the Company as at the Closing Date, showing all of the assets of the Company and the current liabilities, and shall also include a statement of the Total Net Equity as at the Closing Date, together with an unquali-fied opinion of the Auditor to the effect that the Closing Date Financial Statement has been prepared in accordance with generally accepted accounting principals consistently applied with those used in the Italian Audited Financials and presents fairly in all material respects the consolidated assets and liabilities of the Company and the Subsidiaries as at the Closing Date.

	"Company Property" shall have the meaning ascribed to such term in Section 3.9(a) hereof.

	"Confidentiality Agreement" means the agreement dated as of September 30, 1997 between the Purchaser and the Seller.

	"Contracts" means all contracts, licenses, leases, agreements, commitments, entitlements and engagements and includes all quotations, orders or tenders for contracts which remain open for acceptance any manufacturers' or suppliers' warranty, guarantee or commitment (express or implied).

	"Disclosed Balance Sheet" means the consolidated historical balance sheet for the Company and the Subsidiaries contained in the confidential memorandum prepared by Schroder & Co. Inc. on behalf of Seller delivered to the Purchaser under cover of a letter dated No-vember 24, 1997, as amended by the December 12, 1997 letter from Schroder & Co. Inc. to the prospective purchasers.

	"Environment" means the environment or natural environment as defined in any Environmental Law and includes, without limitation, air, surface, water, ground water, land surface, soil, subsurface strata, sewer system and the environment in the workplace.

	"Environmental Approvals" means all permits, certificates, licenses, authorizations, consents, instructions, registrations, directions or approvals issued or required by Governmental Body pursuant to Environmental Laws with respect to the operation of the Company or any Subsidiary or their respective assets.

	"Environmental Laws" means all Laws relating in full or in part to the protection of the Environment, product liability, and employee and public health and safety, and includes, without limitation, those Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, release and disposal of hazardous substances.

	"Estimated Closing Date Financial Statement" means an estimated statement of consolidated assets and consolidated liabilities of the Company prepared by the Company which estimates such amounts as at the Closing Date and shall also include an estimated statement of the Total Net Equity as at the Closing Date.

	"Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

	"Italian Audited Financials" has the meaning set forth in
Section 3.6 hereof.

	"Italian Interim Financials" has the meaning set forth in
Section 3.6 hereof.

	"Kiekert Arbitration" means the arbitration between the Company and Kiekert referenced in Schedule 3.13.

	"Law" means any federal, state, local or foreign law
(including common law), statute, code, ordinance, rule, regulation or other requirement of a Governmental Body.

	"Legal Proceeding" means any judicial, administrative or arbitral action, suit, complaint, grievance or proceeding (public or private), including appeals and applications for review.

	"Lien" mens any lien, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or other similar restriction or limitation.

	"Material Adverse Change" means any material adverse change in the assets, financial condition, results of operations or business of the Company and the Subsidiaries, taken as a whole. For the avoidance of doubt, a Material Adverse Change shall not include any adverse changes or developments with respect to the Kiekert Arbitration or any other threats or claims by Kiekert with respect to the Company or its Subsidiaries, business, or operations.

	"Material Adverse Effect" means an adverse effect in the assets, financial condition, results of operations or business of the Company and the Subsidiaries in excess of US$250,000, except with respect to Section 3.7(c), in which case such amount shall be US$500,000. For the avoidance of doubt, a Material Adverse Effect shall not include any adverse changes or developments with respect to the Kiekert Arbitration or any other threats or claims by Kiekert with respect to the Company or its Subsidiaries, business, or opera-tions.

	"Material Contracts" shall have the meaning ascribed to such terms in Section 3.11.

	"Order" means any order, injunction, judgment, decree, ruling, writ or arbitration award.

	"Owned Properties" shall have the meaning ascribed to such term in Section 3.9.

	"Permit" means an approval, authorization, consent, license, order, permit or certificate of a Governmental Body.

	"Permitted Encumbrances" means (i) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in polices of title insurance which have been made available to Purchaser; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the property so encumbered or the business, operations and financial condition of the Company; (iv) zoning, entitlement and other land use regulations; and (v) such other imperfections in title, charges, easements, restrictions and encum-brances which do not materially detract from the value of or interfere with the present proposed use of any Company Property subject thereto or affected thereby.

	"Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

	"Purchaser's Knowledge" means the knowledge of the executive officers of the Purchaser.

	"Real Property Lease" shall have the meaning ascribed to such term in Section 3.9.

	"Roltra Group Debt" means the consolidated debt of the Company and the Subsidiaries being the sum of: (i) the current portion of the long term debt; (ii) long term debt; (iii) notes payable to the bank; and (iv) any other bank debt or debt of a similar nature (excluding intercompany advances or loans), the whole as determined in accordance with Italian generally accepted accounting principles; minus cash and cash equivalents on the Closing Date.

	"Seller's Knowledge" means the knowledge of the executive officers of the Seller and the senior officers of the Company.

	"Subsidiary" means any Person of which a majority of the outstanding voting securities are owned, directly or indirectly, by the Company and including those Persons listed in Schedules 3.4(a) and (b).

	"Taxes" means (i) all foreign or domestic taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and
(ii) and any transferee liability in respect of such item.

	"Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

	"Total Net Equity" means total assets less total liabilities excluding all third party indebtedness, intercompany accounts and minority interests, calculated on a consolidated basis for the Company and its Subsidiaries. For illustrative purposes, attached as Exhibit A is a calculation of Total Net Equity as at October 31, 1997.

		X.2 Confidentiality. The Purchaser shall continue to be bound by the provisions of the Confidentiality Agreement, except as otherwise agreed by the parties hereto.

		X.3 Survival. The representations and warranties of the Seller set forth in Article III of this Agreement shall survive the Closing for a period terminating twenty four (24) months after the Closing Date, except for the representations set forth in Sections 3.2(a) (Authorization of Agreement) and Section 3.3 (Capitalization; Ownership and Transfer of Shares) which shall survive the Closing for a period terminating ten years after the Closing Date. Except with respect to matters of actual knowledge on the part of the Purchaser, no investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Seller in or pursuant to this Agreement.

		X.4  Expenses.

		(a) Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear its own expenses in-curred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contem-plated by this Agreement and the consummation of the transaction contemplated hereby.

		(b) The Purchase Price is exclusive of all sales or use tax, value added taxes, registration duties or taxes, transfer taxes, stamp duty and stamp duty reserve taxes incurred in connection with the sale, document or excise taxes, recordation or notary fees, and any other fees incident to perfection and registra-tion of the transfer of ownership of the Shares or which are otherwise payable (collectively, the "Transfer Taxes"). All
Transfer Taxes arising out of the transaction contemplated in this Agreement shall be born by the Purchaser and Purchaser shall file all necessary documentation with respect to such Transfer Taxes.

		X.5 Further Assurances. The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transaction contemplated hereby.

		X.6  Submission to Jurisdiction; Consent to Service of
Process.

		(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and, if that court does not for any reason have or take jurisdiction of the matter, a state court located within the State of New York in respect of any dispute arising out of or relating to this Agreement or the transaction contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in any such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

		(b) Each of the parties hereto hereby consents to process being served on it in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of
Section 10.11.

		X.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits thereto), and the Confidentiality Agreement (collectively, the "Transaction Documents") represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to such Transaction Documents signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.
 Notwithstanding the foregoing, the Seller may amend or update the schedules and exhibits to this Agreement from the date hereof until the Closing Date to reflect events subsequent to the date hereof, and to make the relevant representations and warranties true as of the Closing Date, provided, that such amendments do not result in a Material Adverse Effect.

		X.8 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. All terms used herein in a singular shall be deemed to include the plural, and vice versa, as the context may require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

		X.9 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to conflict of law principles.

		X.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

		X.11 Notices. Any notice or other communication hereunder may be given to a party at its address set forth below or to such other address as such party shall given notice of pursuant hereto. Any notice shall be in writing and sent by registered or certified mail, postage prepaid, return receipt requested, by facsimile, by personal delivery or reputable overnight courier. Notices shall be deemed to have been given in case of personal delivery when receipt has been confirmed; in the case of delivery to a reputable overnight courier, on the next day, in the case of mail; on the fifth business day following deposit in the mail; and in the case of facsimile, when telecopied with confirmation of transmission.

	If to the Seller, to:

	Imo Industries Inc.
	9211 Forest Hill Avenue, Suite 109
	Richmond, Virginia  23235
	Telephone:	(804) 560-4070
	Facsimile:	(804) 560-4076
	Attention:	John Young
			Vice President

	With a copy to:

	Skadden, Arps, Slate, Meagher & Flom LLP
	One Canada Square
	Canary Wharf
	London E14 5DS
	England

	Telephone:	44 171 519 7000
	Facsimile:	44 171 519 7070
	Attention:	Scott V. Simpson

	If to the Purchaser, to:

	337 Magna Drive
	Aurora OW LHG 7KI
	Canada

	Telephone:	(905) 725-7099
	Facsimile:	(905) 726-2585
	Attention:	President


		X.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

		X.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of the Purchaser; and provided, further, that no such assignment by the Purchaser shall relieve it of any of its liabil-ities hereunder. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

		X.14 No Third Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

		X.15 Currency. Unless otherwise noted, all dollar values related to this Agreement are deemed to be in the United States currency and all payments shall be made in United States dollars. For greater certainty, (Lit.) shall denote the currency of Italy and (US$) shall denote United States dollars. For purposes of this Agreement, unless otherwise noted, all amounts referred to in this Agreement, claims brought under this Agreement or arising out of the transactions contemplated in this Agreement, and any debt of the Company or its Subsidiaries that are not in US$ shall be con-verted into US$ based on the average of the high and low spot rates quoted in the Wall Street Journal on one business day prior to the Closing Date.

	IN WITNESS WHEREOF, the parties hereto have caused this Agree-ment to be executed by their respective officers thereunto duly authorized, as of the date first written above.




			MAGNA INTERNATIONAL INC.


			By:___________________________
					Name:
			     Title:



			IMO INDUSTRIES INC.


			By:_____________________________
					Name:
				       Title:

EXHIBIT A